Exhibit 99.1

SENOMYX ANNOUNCES THIRD QUARTER 2015 FINANCIAL RESULTS

SAN DIEGO, CA – October 29, 2015 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the third quarter of 2015.

“During the third quarter, Senomyx made important progress on key commercialization, research and financial goals,” stated John Poyhonen, President and Chief Executive Officer of the Company. “In August, we announced that we earned a commercial milestone from PepsiCo for the first sale of a concentrate using Sweetmyx® S617. In the United States, reformulated concentrates are being used in Manzanita Sol® nationally and Mug Root Beer® in two test markets. Both products are just starting to roll into market and we look forward to receiving feedback on the market acceptance of these lower-calorie offerings.

“From a research and development perspective, last quarter we announced meaningful advances in our natural high intensity, zero calorie sweetener discovery program. During the third quarter, we prioritized our current lead natural sweetener candidates and we expect to complete our internal evaluations of their product performance by the end of the year. This will enable us to determine whether any of our current leads is a viable product candidate. We remain optimistic that we will identify a commercially viable natural high intensity sweetener with competitive advantages in the market, although the discovery and development timeline is uncertain,” Poyhonen concluded.

“Senomyx’s direct sales team continues to make progress marketing our five Complimyx® brand flavor offerings to leading flavor companies,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “We now have seven flavor companies that have reported ‘wins’ using our flavor ingredients with their consumer products clients. A ‘win’ occurs when a flavor company is awarded new business by a consumer products company, which in our case is a flavor system that incorporates a Complimyx flavor ingredient,” Wicker concluded.

Q3 2015 Financial Results:

At September 30, 2015, Senomyx held $25.1 million in cash, cash equivalents and investments available-for-sale.

Development revenues were $4.4 million in the third quarter of 2015 compared to $4.5 million in the third quarter of 2014. Development revenues were $13.4 million for the nine months ended September 30, 2015 compared to $17.2 million for the same period in 2014. This decrease was primarily due to a $2.8 million decrease in development revenues resulting from an extension of the revenue recognition period for the PepsiCo Sweet Taste Program collaboration license fee, in accordance with PepsiCo’s election in May 2014 to extend the research funding period for an additional two years to August 2016. There was no impact on cash flow because the $30 million of license fee payments were received in 2010. Also contributing to the year over year decrease were $1.8 million of development milestones earned in 2014 for flavor ingredient regulatory authorizations.

Commercial revenues were $3.0 million in the third quarter of 2015 compared to $1.4 million in the third quarter of 2014. The increase primarily resulted from the receipt of a $1.5 million milestone associated with the commercialization of Sweetmyx S617. Commercial revenues were $5.2 million for the nine months ended September 30, 2015 compared to $4.2 million for the same period in 2014. The increase primarily resulted from the $1.5 million milestone, royalties from collaborators, and direct sales. These increases were partially offset by a $2.1 million reduction in minimum royalties related to our Savory Taste Program due to the conclusion of a collaboration agreement with Nestlé at the end of 2014.

Research, development and patents expenses, including stock-based compensation expenses, decreased to $6.2 million for the third quarter of 2015 from $6.7 million for the third quarter of 2014. For the nine months ended September 30, 2015, these expenses decreased to $18.3 million from $20.3 million for the same period in 2014. These decreases were primarily attributable to lower personnel-related expenses and lower research and development supplies expenses in 2015.

Selling, general and administrative expenses, including stock-based compensation expenses, increased to $3.5 million for the third quarter of 2015 from $3.4 million for the third quarter of 2014. For the nine months ended September 30, 2015, these expenses decreased to $9.6 million from $9.7 million for the same period in 2014.

Total non-cash, stock-based compensation expenses, decreased to $1.3 million for the third quarter of 2015 from $1.7 million for the third quarter of 2014. For the nine months ended September 30, 2015, these expenses decreased to $3.9 million from $4.6 million for the corresponding 2014 period.

The net loss for the quarter ended September 30th, 2015 was $0.05 per share, compared to $0.10 per share for the quarter ended September 30th, 2014. The net loss for the nine months ended September 30, 2015 was $0.22 compared to $0.21 per share for the same period in 2014.

Financial Review and Outlook:

“Through three quarters of the year, our financial results remain generally in line with management expectations,” stated Tony Rogers, Senior Vice President & Chief Financial Officer. “Our cash position increased compared to June 30th primarily due to receipt of a $1.5 million commercial milestone payment earned in the third quarter in connection with Sweetmyx S617 commercialization. Bolstered by this milestone, commercial revenues continued to gain traction during the quarter. For the full year, we are tracking toward the lower end of our revenue guidance range. Regarding expenses, measures we implemented at the beginning of the year are resulting in greater savings than anticipated. We also expect cost of commercial revenues and outside services expenditures to be lower than forecast earlier this year. Due to these factors, we are favorably reducing our expense guidance from a range of $40 million to $43 million to a new range of $38 million to $40 million. In conjunction with this revision, we are also favorably modifying our net loss and net loss per share guidance. We are not revising our other guidance parameters as we expect results to be within the range of these metrics. With a strong balance sheet, committed sources of collaborator funding going forward and an expectation of continued commercial revenue growth, we remain well-positioned to achieve our goals and we have no plans to raise money to fund current operations,” Rogers concluded.

For the full year 2015, Senomyx expects:

●	Total revenues of $25 million to $30 million, of which $7 million to $10 million are commercial revenues
●	Total operating expenses to range between $38 million and $40 million, of which approximately $5.3 million are non-cash, stock-based expenses
●	Net loss of $12 million to $14 million
●	Basic and diluted net loss of $0.27 to $0.31 per share
●	Year-end cash and liquid investments balance greater than $20 million

Senomyx ended the third quarter with $25.1 million in cash and no debt, as well as $9.9 million in committed future development payments from its collaborators. In addition, Senomyx will receive commercial payments and it has the opportunity to earn development milestone payments under its existing collaborations. Based on current Senomyx operating plan assumptions, the Company continues to expect initial profitability in the second half of 2016.

Manzanita Sol® and Mug Root Beer® are registered trademarks of PepsiCo, Inc.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) Thursday, October 29, 2015 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 57567586.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results and anticipated financial condition in 2015 and 2016 and the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies, such as PepsiCo and Firmenich, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; Senomyx has little experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating Senomyx’s flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; and development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow) Contacts:

Financial	Investor Relations
Tony Rogers	Megan Knight
Senior Vice President & Chief Financial Officer	Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8430
tony.rogers@senomyx.com	megan.knight@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Development revenues	$4,432	$4,477	$13,375	$17,174
Commercial revenues	2,961	1,381	5,237	4,231
Total revenues	7,393	5,858	18,612	21,405

Operating expenses:
Cost of commercial revenues	179	205	430	444
Research, development and patents (including $568, $701, $1,637 and $1,973, respectively, of non-cash stock-based compensation)	6,162	6,686	18,311	20,302
Selling, general and administrative (including $751, $1,001, $2,294 and $2,637, respectively, of non-cash stock-based compensation)	3,466	3,384	9,599	9,741
Total operating expenses	9,807	10,275	28,340	30,487

Loss from operations	(2,414)	(4,417)	(9,728)	(9,082)

Other income	9	11	26	27

Net loss	$(2,405)	$(4,406)	$(9,702)	$(9,055)

Basic and diluted net loss per share	$(0.05)	$(0.10)	$(0.22)	$(0.21)

Weighted average shares used in computing basic and diluted net loss per share	44,070	43,006	43,798	42,359

Condensed Balance Sheets

(in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$25,065	$28,738
Other current assets	6,243	5,588
Property and equipment, net	3,507	3,835
Total assets	$34,815	$38,161

Accounts payable, accrued expenses and other current liabilities	$5,326	$5,903
Deferred revenues	4,335	5,691
Deferred rent	2,330	870
Leasehold incentive obligation	1,846	2,139
Stockholders’ equity	20,978	23,558
Total liabilities and stockholders’ equity	$34,815	$38,161